Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President- Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. ANNOUNCES $100 MILLION STOCK REPURCHASE AUTHORIZATION

New York, NY November 12, 2007 – Liz Claiborne Inc. (NYSE:LIZ) today announced that the Board of Directors extended the Company’s previously announced program to purchase its Common Stock by authorizing the purchase, from time to time and as market and business conditions warrant, of up to an additional $100 million of its Common Stock for cash in open market purchases and privately negotiated transactions. As of Friday’s market close, the Company had utilized essentially all of its prior authorization. At Friday’s closing stock price, this new authorization of $100 million represents approximately 4% of the Company’s current market capitalization.

The total authorization since inception of the program is $2.275 billion, including today’s additional $100 million authorization. As of Friday’s market close, the Company had purchased approximately 105.5 million shares of Common Stock under the program at an aggregate purchase price of approximately $2.175 billion. The last authorization was on May 18, 2006 for $250 million. As of Friday’s market close, the Company had approximately 97.7 million shares outstanding. Repurchases will be funded through internally generated funds as well as under available credit facilities. Shares acquired will be available for use under the Company’s employee stock plans and for other general corporate purposes. No time limit was set for the completion of the program.

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Year to date, we have repurchased approximately 7.1 million shares for approximately $228 million. Today’s additional stock repurchase authorization evidences our continuing commitment to the creation of shareholder value.”

Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands -- available domestically and internationally via wholesale and retail channels -- consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. For more information, visit http://www.lizclaiborneinc.com.

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